Exhibit 19

ZEVRA THERAPEUTICS, INC.

Amended and Restated

INSIDER TRADING AND WINDOW PERIOD POLICY

I.	INTRODUCTION

This policy determines acceptable transactions in the securities of Zevra Therapeutics, INC. (the “Company”) by our employees, officers, directors and consultants. During the course of your relationship with the Company, you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies with which the Company has business dealings (“material nonpublic information”). Because of your access to this material nonpublic information, you may be in a position to profit financially or avoid a loss by buying or selling, or in some other way dealing, in the Company’s securities, or securities of another publicly- traded company, or to disclose such information to a third party who does so profit or avoid a loss (a “tippee”).

II.	INSIDER TRADING POLICY

A.	Securities Transactions

This policy prohibits employees, officers, directors and consultants] from trading while in the possession of material nonpublic information. In addition, use of material nonpublic information by someone for personal gain, or to pass on, or “tip,” the material nonpublic information to someone who uses it for personal gain, is illegal, regardless of the quantity of securities or the amount of profit made or loss avoided, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

B.	Material Nonpublic Information

As a practical matter, it is sometimes difficult to determine whether you possess material nonpublic information. The key to determining whether nonpublic information you possess about a public company is material nonpublic information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material nonpublic information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting.

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:

(a)	financial results or forecasts;

(b)	communications with government agencies;

(c)	important business developments such as trial results, developments regarding strategic collaborators or collaborations, or the status of regulatory submissions or approvals;

(d)	strategic plans;

(e)	discovery and development of new product candidates;

(f)	mergers or acquisitions or dispositions of assets, divisions, companies, etc.;

(g)	pending public or private sales of debt or equity securities;

(h)	declaration of stock splits, dividends or changes in dividend policy;

(i)	major contract awards or cancellations;

(j)	top management or control changes;

(k)	possible tender offers or proxy fights;

(l)	significant writeoffs;

(m)	significant litigation or regulatory actions;

(n)	impending bankruptcy;

(o)	gain or loss of significant partners, customers or suppliers;

(p)	pricing changes or discount policies;

(q)	corporate partner relationships; and

(r)	notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or filing with the Securities and Exchange Commission, and a sufficient amount of time must have passed to allow the information to be fully absorbed by the market after being disclosed. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. Please consult with the Chief Legal Officer if you have questions about whether certain information has been publicly disseminated.

III.	STOCK TRADING BY DIRECTORS, OFFICERS AND OTHER EMPLOYEES

Because the officers and directors and certain members of management of the Company are the most visible to the public and are most likely, in the view of the public, to possess material nonpublic information about the Company, we require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that employees limit their transactions in the Company’s securities to defined time periods following public dissemination of quarterly and annual financial results.

C.	Covered Insiders

The provisions outlined in this policy apply to all directors, officers, and employees of the Company. Any entities or family members whose trading activities are controlled or influenced by any of such persons, including any members of such persons’ households (whether or not they are family members), are subject to the same restrictions.

D.	Window Period

Generally, except as set forth in this paragraph B and in paragraphs C, D and G of Section III of this policy, directors, officers and employees may transact in securities of the Company only during a “window period” that opens after two full trading days have elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the last trading day before the end of the quarter. This window period may be closed early or may not open if, in the judgment of the Company’s Chief Legal Officer, there exists undisclosed information that would make trades inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered material nonpublic information. Any proposed trade outside of the window period must be pre-cleared by the Clearing Officer.

E.	Exceptions to Window Period

1.    Option Exercises. Directors, officers, and employees may exercise options granted under the Company’s stock option plans for cash [or surrender shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement] without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.

2.    Rule 10b5-1 Trading Plans. Purchases or sales of the Company’s securities made pursuant to, and in compliance with, a previously established written contract, plan, or instruction established by a director, officer or employee (a “Trading Plan”) that meets the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that has been preapproved by a Clearing Officer may be made without restriction to any particular period.

The Clearing Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Clearing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Clearing Officer.

3.    Non-Rule 10b5-1 Trading Arrangements. Purchases or sales of the Company’s securities made pursuant to “non-Rule 10b5-1 trading arrangement” as defined in Item 408(c) of Regulation S-K that has been preapproved by a Clearing Officer.

An individual may only modify a Trading Plan or non-Rule 10b5-1 trading arrangement outside of a closed trading window and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a Trading Plan or non-Rule 10b5-1 trading arrangement are subject to preapproval by the Clearing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan or non-Rule 10b5-1 trading arrangement if the Clearing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Clearing Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan or non-Rule 10b5-1 trading arrangement submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan or non-Rule 10b5-1 trading arrangement. The Clearing Officer must preapprove the establishment, amendment to or termination of such Trading Plan or non-Rule 10b5-1 trading arrangement.

F.	Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of paragraph B above, officers and directors may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, option exercise, gift or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer or his or her designee (each, a “Clearing Officer”) at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within ten business days shall require new pre- clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

G.	Prohibition of Speculative or Short-term Trading

No employee, officer, or director may engage in short sales, transactions in put or call options, hedging transactions (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or other inherently speculative transactions or transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities at any time.

H.	Prohibition on Pledging and Margin Loans.

Individuals are also prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans.

I.	Short-Swing Trading/Control Stock/Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

J.	Prohibition of Trading During Pension Fund Blackouts

In accordance with Regulation BTR under the Exchange Act, no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.

IV.	Duration of Policy’s Applicability

If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

V.	Penalties

Anyone who effects transactions in the Company’s securities or the securities of other public companies (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, officer, director or consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company.

RECEIPT AND ACKNOWLEDGMENT OF

ZEVRA THERAPEUTICS, INC.’s INSIDER TRADING AND WINDOW PERIOD POLICY

I, _________________________, hereby acknowledge that I have received and read a copy of Zevra Therapeutics, Inc.’s “Insider Trading and Window Period Policy” and agree to comply with its terms. I understand that violation of insider trading laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above‑titled Policy may subject me to discipline by the Company, up to and including termination for cause.

Signature:	Date:

APPLICATION AND APPROVAL FOR TRADING

OF ZEVRA THERAPEUTICS, INC. SECURITIES BY AN INSIDER

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Securities to be Traded:

CERTIFICATION

I, ____________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Insider Trading and Window Period Policy”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do(es) not violate securities laws applicable to me. I understand that if I trade while possessing such material nonpublic information or in violation of such trading restrictions, even if this application is approved, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature

REVIEW AND DECISION

The undersigned hereby certifies that I have reviewed the foregoing application and

______APPROVE _______PROHIBIT the proposed trade(s).

________________________________________	______________
Insider Trading Compliance Officer (or Designee)	Date

APPLICATION AND APPROVAL FOR ADOPTION, MODIFICATION, OR TERMINATION OF A RULE 10b5-1 TRADING PLAN OR NON-RULE 10B5-1 TRADING ARRANGEMENT

FOR TRADING OF ZEVRA THERAPEUTICS, INC. SECURITIES BY AN INSIDER

Name:

Title:

Request for Approval for Adoption, Modification, or Termination:

Proposed Plan Adoption, Modification or Termination Date:

Type of Security to be Traded:

Number of Shares Covered under Plan:

CERTIFICATION

I, ____________________________, hereby certify that (i) attached to this Application is a true and correct copy of the Rule 10b5-1 Trading Plan or non-Rule 10b51 trading arrangement proposed to be adopted, modified, or terminated by me, (ii) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Insider Trading and Window Period Policy”) and (iii) to the best of my knowledge, adoption by me of proposed plan or arrangement does not violate securities laws applicable to me. I understand that if I trade in violation of such trading restrictions, even if this application is approved, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date

REVIEW AND DECISION

The undersigned hereby certifies that I have reviewed the foregoing application and ______APPROVE _______PROHIBIT the proposed adoption, modification, or termination or the plan or arrangement.

Insider Trading Compliance Officer (or Designee)	Date